EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-290149 on Form S-6 of our report dated October 28, 2025, relating to the Statements of Financial Condition, including the portfolios of investments, of Morgan Stanley Portfolios, Series 84, comprising Quality Dividend Strategy, Series 18 and Growth at a Reasonable Price Strategy, Series 14, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

October 28, 2025